STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/07/1998 981468394 - 2975211
CERTIFICATE OF INCORPORATION OF PEPCO SERVICES NEWCO, INC.

     FIRST.   The name of this corporation shall be:

                   PEPCO SERVICES NEWCO, INC.

     SECOND.  Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD.   The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.  The total number of shares of stock which this corporation is authorized to issue is:

One hundred (100) shares with a par value of One Dollar ($1.00) per share, amounting to One Hundred Dollars.

     FIFTH.   The name and address of the incorporator is as follows:

                     Kathryn Messina
                     Corporation Service Company
                     1013 Centre Road
                     Wilmington, DE 19805

     SIXTH.   The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders,. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this seventh day of December, A.D., 1998.

/s/ Kathryn Messina Kathryn Messina Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/16/1998 981486978 - 2975211
PEPCO SERVICES NEWCO, INC. Certificate of Amendment to Certificate of Incorporation

     PEPCO SERVICES NEWCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

     FIRST.  That the Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

     Article First of the Corporation's Certificate of Incorporation shall be amended to read in its entirety as follows:

     FIRST:  The name of this corporation shall be:

                   Met Electrical Testing Company, Inc.

     SECOND. That in lieu of a meeting of stockholders of this Corporation, the holder of all of the outstanding stock entitled to vote on such amendment has executed and delivered its written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD.  That the aforesaid amendment was duly adopted in accordance with the applicable provision of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Vice President this 10th day of December, 1998.

/s/ Joy Johnson Name: Joy Johnson Title: Vice President